Exhibit 10.16

EMPLOYMENT AGREEMENT

Employment Agreement made as of the • day of •, 2019 (the “Effective Date”), between GFL Environmental Inc. (the “Company”) and Mindy Gilbert (the “Executive”).

RECITALS:

WHEREAS the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, in accordance with the terms and conditions contained in this Employment Agreement (the “Agreement”); and

WHEREAS the Company is only willing to enter into this Agreement on the basis that the Executive observe the restrictive covenants set out herein, which have been negotiated in good faith and which the Executive acknowledges as being reasonable given the nature of her position pursuant to this Agreement; and

WHEREAS the parties agree that this Agreement supersedes and replaces any and all prior employment agreements between the Company and the Executive, including but not limited to the employment agreement between the Executive and the Company dated September 30, 2018.

NOW THEREFORE in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1                                               Definitions.

In this Agreement, unless otherwise defined herein, capitalized terms have the meaning set out in Schedule “A” annexed to this Agreement.

Section 1.2                                               Extended Meanings.

In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.3                                               Headings.

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

Section 1.4                                               References.

References to a specific article, or section are to be construed as references to that specified article, or section of this Agreement, unless the context otherwise requires.

Section 1.5                                               Currency.

All dollar amounts referred to in this Agreement are in Canadian currency, unless otherwise specifically indicated.

ARTICLE 2
EMPLOYMENT POSITION AND DUTIES

Section 2.1                                               Employment.

The Company hereby acknowledges the continued employment of the Executive in the position of Executive Vice President and General Counsel on the terms and conditions contained herein as of and with effect from the Effective Date.  The Executive shall report to Chief Executive Officer of the Company (or to any other position designated by the Board from time to time).

Section 2.2                                               Term.

This Agreement will be effective from the Effective Date and will continue in effect for an indefinite term until it is terminated in accordance with Article 4 (the “Term”).

Section 2.3                                               Place of Employment.

The Executive shall provide her duties and services to the Company at its head office in Vaughan, Ontario or at such other place or places as the Company may determine from time to time.

Section 2.4                                               Faithful Service.

(1)                                 During the Term, the Executive shall:

(a)                                 well and faithfully serve the Company and carry out those responsibilities as are necessary to perform the functions associated with the position of Executive Vice President and General Counsel of the Company;

(b)                                 devote the required skill, experience and attention necessary to carry out the responsibilities consistent with the Executive’s position;

(c)                                  use her best efforts to promote the success of the business of the Company and act at all times in the best interests of the Company; and

(d)                                 devote her full working time and energy to the Company and shall not, directly or indirectly, render services to any Person other than services with regard to charitable or community service organizations, provided such activities do not, individually or in the aggregate, interfere with the Executive’s duties hereunder or create a potential business or fiduciary conflict.

(2)                                 The Executive acknowledges that she must comply with (i) the lawful policies and procedures established by the Company from time to time, including any code of ethics or business conduct adopted by the Company (including any future revisions of such policies, procedures or other codes of business conduct); and (ii) all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies.

ARTICLE 3
COMPENSATION AND BENEFITS

Section 3.1                                               Base Salary.

The Company shall pay to the Executive a salary at the rate of $500,000 per annum (the “Base Salary”), less applicable deductions and withholdings, payable in accordance with the Company’s regular payroll practices. The Executive’s Base Salary may be increased from time to time at the discretion of the Board and once increased shall thereafter be the Base Salary hereunder.

Section 3.2                                               Bonus.

The Executive will be eligible to receive an annual cash bonus with a target of 75% (the “Target”) of her Base (the “Bonus”) in accordance with the achievement of objectives, both corporate and personal which will be established by the Board within the first quarter of each fiscal year to which the Bonus relates.  The Bonus, if any, will be payable following the completion of the fiscal year to which it relates. The Executive acknowledges that: (i) terms of the Bonus may change each fiscal year at the discretion of the Company; (ii) she has no expectation that in any fiscal year there will be a guaranteed level of Bonus; (iii) the amount of the Bonus, if any, that the Executive may be awarded may change from year to year; and (iv) all Bonuses are subject to applicable deductions and withholdings.

Section 3.3                                               Long Term Incentive Compensation.

The Executive will be eligible to participate in the Company’s Omnibus Long Term Incentive Plan (the “Plan”) in accordance with its terms. Awards pursuant to the Plan shall be addressed in separate award agreements.  An award pursuant to the Plan in one year does not guarantee that an award will be made in a subsequent year.

Section 3.4                                               Restricted Share Units and Performance Share Units.

The Executive will be eligible for an annual grant of restricted share units (“RSUs”) and Performance Share Units (“PSUs”).  The amount of RSUs and/or PSUs granted, if any, shall be at the sole discretion of the Board and may change from year to year.  The terms of the applicable plan and/or award agreement shall govern the RSUs and/or PSUs granted to the Executive and the Executive has no expectation of an RSU and/or PSU award in any given year.

Section 3.5                                               Benefit Plans.

The Executive will be eligible to participate in all of the health and welfare benefit plans in effect from time to time for senior management of the Company, in accordance with the terms of the applicable plan documents, as may be amended from time to time and the Executive shall have no independent right as against the Company in connection with said benefits (the “Benefits”).

Section 3.6                                               Vacation.

During each full calendar year, the Executive will be entitled to four (4) weeks’ vacation, which shall accrue in accordance with the Company’s vacation policy.  Unused vacation may not be carried forward to a subsequent year, except as required by applicable employment standards legislation.  Vacation is to be taken at a time acceptable to the Company having regard to business requirements.

Section 3.7                                               Car Allowance.

The Company shall pay to the Executive an automobile allowance of $1,200 per month. The Executive shall be responsible for payment of all amounts attributable to the taxable benefit arising from the Company’s payments hereunder.

Section 3.8                                               Expenses.

The Company shall reimburse the Executive for all out-of-pocket expenses reasonably and properly incurred by the Executive in connection with her duties hereunder, provided that such expenses are in accordance with the policies of the Company in effect from time to time.  To the extent requested by the Company or required under such policies, the Executive shall furnish to the Company statements and receipts for all such expenses.

Section 3.9                                               DPSP/RRSP.

The Executive shall be entitled to participate in the Company’s DPSP/RRSP.  Such benefits shall be provided in accordance with the formal plan documents or policies and any issue with respect to entitlement or payment shall be governed by the terms of such documents or policies.

Section 3.10                                        No Other Benefits.

The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement or as otherwise agreed to in writing by the Company and the Executive.

ARTICLE 4
TERMINATION OF EMPLOYMENT

Section 4.1                                               Early Termination.

Notwithstanding any other provision in this Agreement, the Executive’s employment and this Agreement may be terminated at any time as follows:

(a)                                 automatically upon the death of the Executive;

(b)                                 by the Company at any time as a result of the Executive’s Disability;

(c)                                  by the Company at any time for Cause;

(d)                                 by the Company at any time without Cause by providing written notice to the Executive specifying the effective date of termination (which may be immediately);

(e)                                  by the Executive in the absence of Good Reason at any time by providing written notice to the Board specifying the effective date of resignation (such date being not less than eight (8) weeks and not more than twelve (12) weeks following the date of the Executive’s written notice, the (“Resignation Notice Period”) it being understood the Company is under no obligation to utilize the Executive’s services during the Resignation Notice Period; or

(f)                                   by the Executive for Good Reason by providing written notice to the Company specifying the event or events upon which the Executive is relying to terminate her employment for Good Reason.

Section 4.2                                               Termination for Death, Cause, or Voluntary Resignation.

If this Agreement and the Executive’s employment is terminated pursuant to subsections 4.1(a), 4.1(c) or 4.1(e) above, then the Company shall pay to the Executive or to the Executive’s estate, as applicable (i) her Base Salary up to the date of termination; (ii) accrued and outstanding vacation pay to the date of termination; and (iii) reimbursement for business expenses properly incurred to the date of termination (the “Basic Entitlements”).  The Executive shall not be entitled to any Bonus, pro-rated or otherwise, for the year in which the date of termination occurs.

Section 4.3                                               Termination by Reason of Disability.

If this Agreement and the Executive’s employment is terminated pursuant to subsection 4.1(b) above, then the Company shall pay to the Executive (a) the Basic Entitlements; and (b) those termination and severance payments required by applicable employment standards legislation (with vacation pay calculated to the end of the statutory notice period). The Executive shall continue to participate in the Company’s health and welfare benefit plans for the minimum statutory notice period and shall not be entitled to any other notice, or payment in lieu of notice in respect of the termination of the Executive’s employment.

Section 4.4                                               Termination Without Cause or for Good Reason.

If this Agreement and the Executive’s employment is terminated by the Company without Cause pursuant to subsection 4.1(d) above or by the Executive for Good Reason pursuant to subsection 4.1(f) above, then the following provisions shall apply:

(a)                                 the Company shall pay to the Executive the Basic Entitlements (with vacation pay calculated to the end of the statutory notice period);

(b)                                 the Company shall pay any Bonus awarded in respect of the year preceding the year of termination, but not yet paid;

(c)                                  the Company shall pay to the Executive her Bonus at Target for the year in which her employment terminates, pro-rated to the date of termination;

(d)                                 the Company shall continue to pay to the Executive an amount equivalent to her Annualized Compensation multiplied by two (2), payable in equal instalments in accordance with the Company’s payroll practices for a period of twenty-four (24) months (the “Severance Period”) following the date of termination;

(e)                                  the Company shall continue to pay its premiums to provide all Benefits (as existed on the date notice of termination is provided) until the earlier of (i) eighteen (18) months following the date of termination (not including any period of notice of pay in lieu thereof); and (ii) the date on which the Executive secures comparable coverage through alternate employment to the extent permitted by any third party insurer; provided that, if the Company cannot continue any particular benefit pursuant to the terms of the relevant plan or policy and after due inquiry with any third party insurer, then the Company’s obligations shall be limited to the minimum period required pursuant to applicable employment standards legislation, and that in no event shall the Benefits be provided for less than such period;

(f)                                   except as required by statute and then only for the minimum statutory notice period, any other benefits or perquisites will cease effective the date of termination; and

(g)                                  long term incentive awards will be determined in accordance with the terms of the applicable Plan it being understood that the Executive is not entitled to any damages or compensation in lieu of continued participation in the Plan following her last day of active and actual employment.

Section 4.5                                               Change of Control.

If this Agreement and the Executive’s employment is terminated by the Company without Cause pursuant to subsection 4.1(d) above or by the Executive for Good Reason pursuant to subsection 4.1(f) above, in either event only within the twelve (12) month period following a Change of Control, the following provisions shall apply:

(a)                                 the Company shall pay to the Executive the Basic Entitlements (with vacation pay calculated to the end of the statutory notice period);

(b)                                 the Company shall pay any Bonus awarded in respect of the year preceding the year of termination, but not yet paid;

(c)                                  the Company shall pay to the Executive her Bonus at Target for the year in which her employment terminates, pro-rated to the date of termination;

(d)                                 the Company shall provide the Executive with a lump sum payment equivalent her Annualized Compensation multiplied by two (2), payable within sixty (60) days following the date of termination;

(e)                                  the Company shall continue to pay its premiums to provide all Benefits (as existed on the date notice of termination is provided) until the earlier of (i) eighteen (18) months following the termination date (not including any period of notice of pay in lieu thereof); and (ii) the date on which the Executive secures comparable coverage through alternate employment to the extent permitted by any third party insurer; provided that, if the Company cannot continue any particular benefit pursuant to the terms of the relevant plan or policy and after due inquiry with any third party insurer, then the Company’s obligations shall be limited to the minimum period required pursuant to applicable employment standards legislation, and that in no event shall the Benefits be provided for less than such period;

(f)                                   except as required by statute and then only for the minimum statutory notice period, any other benefits or perquisites will cease effective the date of termination; and

(g)                                  long term incentive awards will be determined in accordance with the terms of the applicable Plan it being understood that the Executive is not entitled to any damages or compensation in lieu of continued participation in the Plan following her last day of active and actual employment.

Section 4.6                                               Mitigation.

The Executive is not required to mitigate any of the amounts payable under this Article 4.

Section 4.7                                               Transition Assistance.

If the Executive’s employment is terminated pursuant to Section 4.4 then during the Severance Period, the Executive shall be available to answer any questions relating to transitional matters.

Section 4.8                                               Release.

The parties agree that the provisions of Section 4.4 and Section 4.5 are fair and reasonable and that the payments, benefits and entitlements referred to in Section 4.4 and Section 4.5 hereof are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of this Agreement and of her employment with the Company. Except as otherwise provided in Section 4.4 or Section 4.5, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, damages, or any additional compensation whatsoever and the amounts payable are inclusive of any statutory payments. As a condition to receiving any payment pursuant to Section 4.4 or Section 4.5 hereof (except for the Company’s obligations pursuant to employment standards legislation), the Executive agrees to deliver a full and final release from all actions or claims in connection therewith in favour of the Company, the Company’s affiliates, and all of their respective officers, directors, trustees, shareholders, employees, attorneys, insurers and agents, such release to be in a form satisfactory to the Company and which will specifically include a non-disparagement provision.

Section 4.9                                               Resignation as Director and Officer.

The Executive agrees that, upon termination of her employment for any reason whatsoever, the Executive shall thereupon be deemed to have immediately resigned any position the Executive may have as an officer, director or employee of the Company together with any other office, position or directorship which the Executive may hold with the Company or any of the Company’s subsidiaries, affiliates or related entities.  In such event, the Executive shall, at the request of the Company, forthwith execute any and all documents appropriate to evidence such resignations.  The Executive shall not be entitled to any payments in respect of such loss of office/directorship.

Section 4.10                                        Return of Property.

All equipment, keys, pass cards, credit cards, software, material, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Company used or produced by the Executive in connection with her employment, or in her possession or under her control, shall at all times remain the property of the Company. The Executive shall return all property of the Company in her possession or under her control in good condition forthwith upon any request by the Company or upon any termination of this Agreement and of the Executive’s employment (regardless of the reason for such termination).

ARTICLE 5
EXECUTIVE’S COVENANTS

Section 5.1                                               Company Property.

The Executive acknowledges that all materials of the Company relating to the business and affairs of the Company, including, without limitation, all Developments, manuals, documents, reports, equipment, working materials and lists of customers or suppliers prepared by the Company or by the Executive in the course of the Executive’s employment are for the benefit of the Company and are and will remain the property of the Company.

Section 5.2                                               Confidential Information.

The Executive acknowledges that, in the course of her employment with the Company, she will have access to and acquire knowledge of Confidential Information.  The Executive acknowledges that the Confidential Information constitutes a unique, special and highly valuable asset of the Company, the unauthorized use or disclosure of which would be extremely detrimental to the Company.  Accordingly, the Executive covenants and agrees that, during her employment with the Company, and at all times subsequent to the cessation of her employment, for whatever reason, whether voluntary or involuntary, and whether with or without Cause, she will not, directly or indirectly, in any manner or for any purpose whatsoever, (i) except for the business purposes of the Company and as may be reasonably required to properly and loyally perform her employment duties hereunder, (ii) unless and to the extent she is specifically required to do so by any applicable laws or regulations, or any requirement of any governmental bodies or authorities or by court order (after giving the Company timely notice and sufficient opportunity to intervene), or (iii) except as authorized in writing by the Board of Directors of the Company prior to disclosure or use,  use, copy or reproduce or allow to be used, copied or reproduced any Confidential Information or disclose, transmit, transfer or communicate or allow to be disclosed, transmitted, transferred or communicated any Confidential Information to any Person.

Nothing in this Section 5.2 will preclude the Executive from disclosing or using Confidential Information of the Company, if:

(a)                                 such Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach by the Executive of this Agreement; or

(b)                                 disclosure of such Confidential Information is required to be made by any law, regulation, governmental body, or authority or by court order provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement; or

(c)                                  such Confidential Information becomes available to the Executive on a non-confidential basis from a source other than the Company, its customers,  clients or any Acquisition Target without breach of this Agreement.

The Executive acknowledges and agrees that the Confidential Information and all copies and embodiments thereof in whatever form, and all materials, documents, files and records relating thereto, are and will remain the exclusive property of the Company. The Executive covenants and agrees that, upon the request of the Company and, in any event, upon the cessation of her employment with the Company, for whatever reason, whether voluntary or involuntary, and whether with or without Cause, she will return to the Company immediately, without making or keeping any copies or reproductions thereof, in whatever form, all Confidential Information, however captured, stored or recorded, as well as all materials, documents, files, records, storage keys and other property of the Company which are in her possession, or under her custody or control.

Section 5.3                                               Intellectual Property

The Executive hereby acknowledges and agrees, that all ideas, concepts, research, information, discoveries, inventions, improvements, methods, formulae, designs, processes, programs, software, trade-marks, trade-names, copyrights, patents, products, computer objects or source codes, plans, writings or other intellectual property originated, conceived, discovered, made or first produced by her during the course of her employment with the Company, whether or not she did so using the property of the Company or on the Company’s premises, solely or with others, either in whole or in part, during the Executive’s working hours or otherwise (hereinafter referred to as the “Intellectual Property”) is and will be the sole and exclusive property of the Company or its assignees.  As such, the Executive hereby assigns to the Company, without any limitation whatsoever, any and all right, title and interest in and to the Intellectual Property that she may have.  Further, the Executive hereby waives, without any limitation whatsoever, to the benefit of the Company, its successors, assigns and licensees any moral rights which she may have with respect to the Intellectual Property for the term of such right.

In addition, and without any further compensation, the Executive will execute, at the request and expense of the Company, all applications, assignments and/or other instruments and will perform all acts which are deemed useful or necessary by the Company, including giving testimony, in order to apply for and obtain, renew, extend, or reissue patent, copyright or any other Intellectual Property protection, trade-marks or trade-names in Canada and/or foreign countries and/or in order to assign and convey to the Company all right, title and interest in and to the Intellectual Property.  The Executive will also co-operate, as deemed necessary by the Company, in connection with any judicial or administrative procedure or any type of litigation, actual or contemplated, with respect to the defence and/or the protection of the Intellectual Property.

Section 5.4                                               Corporate Opportunities.

Any business opportunities relating in any way to the business and affairs of the Company or any of its affiliates which become known to the Executive during her employment hereunder shall be fully disclosed and made available to the Company and shall not be appropriated by the Executive under any circumstance.

ARTICLE 6
RESTRICTIVE COVENANTS

The Executive acknowledges that, given her position and functions with the Company and her privileged relationships with the Company’s customers, suppliers, employees and Acquisition Targets, she would have an unfair advantage and be in a position to cause serious and irreparable harm to the Company in the event she were to interfere with the Company’s relationship with its Acquisition Targets, customers, suppliers or employees.  Accordingly, the Executive covenants and agrees to each of the following:

(1)                                 that, for so long as she is an employee of the Company and for a period of twelve (12) months immediately following the date on which she ceases to be an employee of the Company, for whatever reason, whether voluntary or involuntary, she will not either individually, in any manner whatsoever on her own account, or in partnership or jointly or in conjunction with or on behalf of any other Person, whether as an employee, principal, agent, officer, director, partner, consultant, advisor, distributor, dealer, contractor, trustee, lender, shareholder or in any manner or capacity whatsoever, directly or indirectly solicit or contact any Acquisition Target for the purpose of encouraging such Acquisition Target not to sell to the Company or to sell such Acquisition Target to any other Person;

(2)                                 that, for as long as she is an employee of the Company and for a period of twelve (12) months immediately following the date on which she ceases to be an employee of the Company, for whatever reason, whether voluntary or involuntary, she will not, either individually, on her own account, or in partnership or jointly or in conjunction with or on behalf of any other Person, whether as an employee, principal, agent, officer, director, partner, consultant, advisor, distributor, dealer, contractor, trustee, lender, shareholder (except for ownership of not more than five percent (5%) of the outstanding stock of any corporation or entity, the securities of which are traded on a regular basis on recognized securities exchanges or in over-the-counter markets, and in which the Executive’s involvement is purely passive), or in any manner or capacity whatsoever, directly or indirectly, anywhere in the Territory, be employed by, render services to, carry on or be engaged in, or be concerned with or be interested in or advise, lend money to, guarantee the debts or obligations of, or in any manner assist, advise or participate in the management, operation or control of any business (in whatever form) which competes, anywhere in the Territory, with the Business of the Company, in whole or in part;

(3)                                 that, for as long as she is an employee of the Company and for a period of twelve (12) months immediately following the date on which she ceases to be an employee of the Company, for whatever reason, whether voluntary or involuntary, she will not, directly or indirectly, in any manner whatsoever, on her own account, or on behalf of any other Person, solicit or contact any Customer or Prospective Customer of the Company for the purpose of (i) selling or providing to such Customer or Prospective Customer any product or service that is the same as or substantially similar to or competitive with any product or service sold, supplied or offered for sale by the Company at the applicable time and/or (ii) encouraging such Customer to cease doing business with the Company or reduce its level of business with the Company or encouraging such Prospective Customer not to do business with the Company or to reduce its expected level of business with the Company; or

(4)                                 that, for as long as she is an employee of the Company and for a period of twelve (12) months immediately following the date on which she ceases to be an employee of the Company, for whatever reason, whether voluntary or involuntary, she will not, directly or indirectly, in any manner whatsoever, on her own account, or on behalf of any other Person, (i) solicit, induce, persuade or encourage, or otherwise cause or attempt to cause any employee, independent contractor or consultant to the Company to terminate, in whole or in part, her employment, contract or consulting agreement or relationship with, or to cease providing services to the Company and who was employed or engaged by the Company in the twelve (12) months prior to the termination of the Executive’s employment, for any reason.

Section 6.2                                               Fiduciary Obligations.

Nothing in this Article 6 is intended to limit the fiduciary obligations that the Executive owes to the Company.

ARTICLE 7
NON-DISPARAGEMENT

Section 7.1                                               Non-Disparagement.

The Executive covenants and agrees that she shall not, during and following the Term, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the business or the Company, its affiliates or its employees.

ARTICLE 8
RECOGNITION

Section 8.1                                               Recognition.

(1)                                 The Executive expressly recognizes that Article 4, Article 5 and Article 6 of this Agreement are of the essence of this Agreement, and that the Company would not have entered into this Agreement without the inclusion of those provisions and the Executive’s commitment to abide by same.

(2)                                 The Executive acknowledges that she has had the benefit of legal counsel and has carefully considered the duration, Territory and the activities covered by the restrictions set out in Article 6, and she declares that she is satisfied with same.  Without limiting the generality of the foregoing, the Executive acknowledges and agrees that the provisions of Article 6 are drafted in sufficiently express terms and that, given her position and role within the Company, she has had and will continue to have sufficient personal knowledge so as to understand, at all relevant times, the full extent and scope of these restrictions

(3)                                 The Executive further recognizes and expressly acknowledges that the application of Article 5 and Article 6 of this Agreement will not have the effect of prohibiting the Executive from earning a living in a satisfactory manner in the event of the termination of this Agreement and the Executive’s employment.

(4)                                 The Executive further recognizes and expressly acknowledges that Article 5 and Article 6 of this Agreement grant to the Company only such reasonable protection as is necessary to preserve the legitimate interests of the Company and the Executive equally recognizes, in this respect, that the description of the Business of the Company and the Territory are reasonable.

Section 8.2                                               Remedies.

The Executive hereby recognizes and expressly acknowledges that the Company would be subject to irreparable harm should any of the provisions of Article 5, Article 6 or Article 7 be infringed, or should any of the Executive’s obligations hereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Company, in addition to all other remedies, will be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach.

Section 8.3                                               Suspension or Termination of Benefits and Compensation.

In the event that the Company determines that, without the express written consent of the Company, the Executive has breached any provisions of Article 5, Article 6 or Article 7 of this Agreement, the Company will have the right to suspend or terminate any or all remaining payments and/or benefits, if any, referenced in Section 4.4 of this Agreement subject to applicable minimum requirements contained in applicable employment standards legislation.  Such suspension or termination of payments and/or benefits will be in addition to and will not limit any and all other rights and remedies as set out in Section 8.2 of this Agreement that the Company may have against the Executive.

ARTICLE 9
CONFLICTING OBLIGATIONS

Section 9.1                                               No Conflicting Obligations.

The Executive represents and warrants to the Company that:

(a)                                 there exists no agreement or contract, and she is not subject to any obligation, which restricts her from (i)  being employed by the Company; (ii)  performing the duties assigned to her pursuant to this Agreement; (iii) soliciting the business of any Person; or (iv) using information within her knowledge or control which may be useful in the performance of her duties for the Company;

(b)                                 in the performance of her duties for the Company, she shall not improperly bring to the Company or use any trade secrets, confidential information or other proprietary information of any third party; and

(c)                                  She shall not infringe the Intellectual Property of any third party.

Section 9.2                                               Suspension with Pay.

The Executive acknowledges that, during the course of the Executive’s employment, the Board may exercise its discretion to suspend the Executive with pay in furtherance of any internal investigation relating to the Executive’s conduct.

ARTICLE 10
GENERAL

Section 10.1                                        Notices.

Any notice, demand or other communication which is required or permitted by this Agreement to be given or made by a party hereto must be in writing and be sufficiently given if delivered personally or sent by pre-paid registered mail at the following addresses:

(a)                                 to the Company at:

GFL Environmental Inc.

100 New Park Place, Suite 500

Vaughan, Ontario M4K 0H4

Attention:                                         CEO
Facsimile:                                         289-695-2552

(b)                                 to the Executive at:

To the last address provided by the Executive to the Company.

or at such other address as any party may from time to time advise the other party by notice in writing.  Every notice or other communication will be deemed to have been received, (i) on the date of receipt, if given by personal delivery, and (ii) the fifth Business Day after which it is mailed, if sent by registered mail.  Notwithstanding the foregoing, if a strike or lockout of postal service is in effect, or generally known to be impending, notice must be effected by personal delivery.

Section 10.2                                        Survival.

Notwithstanding the termination of this Agreement, each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement.

Section 10.3                                        Further Assurances.

The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to give effect to this Agreement and carry out its provisions, including providing such further documents or instruments reasonably required by any other party.

Section 10.4                                        Assignment.

Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations are assignable by the Executive.  The Company may assign this Agreement to any of its affiliates or subsidiaries or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.  The Executive, by the Executive’s signature hereto, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “the Company” herein shall include its successor.

Section 10.5                                        Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, including but not limited to the employment agreement between the Executive and the Company dated September 30, 2018, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

Section 10.6                                        Amendment and Waiver.

Except as permitted by the terms of any Plan, no supplement, modification, amendment or waiver of this Agreement will be binding unless executed in writing by both parties.  No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar) nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.7                                        Compliance with Employment Standards Legislation.

In the event that the minimum standards set out in the applicable employment standards legislation (as may be amended from time to time) are more favourable to the Executive in any respect than a term or provision provided for in this Agreement, the Executive and the Company agree that the statutory provisions will apply in respect of that term or provision.

Section 10.8                                        Successors and Assigns.

This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors and administrators or successors and permitted assigns, as the case may be.

Section 10.9                                        Preamble/Recital.

The Executive and the Company acknowledge and agree that the provisions contained in the preamble/recital section of this Agreement forms part of this Agreement and may be relied upon by either party.

Section 10.10                                 Severability.

If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question will not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof will be severed from the remainder of this Agreement.

Section 10.11                                 Independent Legal Advice.

The Executive acknowledges that she has been advised to obtain, and that she has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and that she understands the nature and consequences of this Agreement.

Section 10.12                                 Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 10.13                                 Counterparts.

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered will be deemed to be an original and such counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

GFL Environmental Inc.

By:
Authorized Signatory

Agreed to and Accepted this     day of               , 2019.

Witness	Mindy Gilbert

SCHEDULE “A”
DEFINITIONS

“Acquisition Target” means any Person which, with the Executive’s knowledge, was or has been engaged with any representative of the Company in discussions regarding the acquisition of the assets, or other ownership or equity interests thereof or joint venture arrangement therewith either (i) at the time of the cessation of the Executive’s employment with the Company or, if such employment has not ceased, at the time of the Executive’s alleged breach of the applicable provisions of this Agreement, and/or (ii) at any time in the twenty four (24) month period immediately preceding the cessation of the Executive’s employment or alleged breach of the applicable provisions of this Agreement by the Executive (and which discussions have not been abandoned by the Company at the relevant time).

“Annualized Compensation” means the Executive’s annual Base Salary, plus the aggregate Bonus amounts received by the Executive in the two (2) years preceding the date of termination, divided by two (2).

“Board” means the Board of Directors of the Company.

“Business Day” means any day of the year which The Toronto Stock Exchange is open for business.

“Business of the Company” means the business of providing environmental services including non-hazardous solid waste collection, hauling, processing, transfer, disposal and/or recycling, hazardous and non-hazardous liquid and industrial waste (including without limitation used oils and other refinery based products) collection, hauling, processing, treatment, transfer, storage, resale, disposal and/or recycling, the provision of industrial site services and the design and installation of foundation and shoring systems and the excavation, transportation, treatment and disposal of soils as carried on by the Company during the term of the Executive’s employment or, in the case of termination, during the twenty-four (24) month period immediately preceding the Executive’s cessation from employment.

“Cause” means (a) any material neglect of duty or misconduct by the Executive in discharging her duties and responsibilities hereunder; (b) a material breach of the terms of this Agreement; (c) any act or failure to act by the Executive, the result of which is materially detrimental to the business or reputation of the Company; (d) repeated failure on the part of the Executive to perform her duties following written notification by the Chief Executive Officer of her failure to perform such duties; (e)  any material failure or refusal by the Executive to comply with the reasonable policies, rules and regulations of the Company; (f) the Executive’s conviction of any criminal offence where such conviction is materially detrimental to the business or reputation of the Company; (g) commission of an act of fraud, embezzlement, or misappropriation by the Executive of the Company’s property or assets; or (h) any other act or omission or series of acts or omissions by the Executive that would, pursuant to applicable employment standards legislation or at common law, permit the Company to, without notice or payment in lieu of notice, terminate her employment.

“Change of Control” means:

(a)               any merger, amalgamation or consolidation of the Company into or with another entity (except one in which the holders of the shares in the capital of the Company immediately prior to such merger, amalgamation or consolidation continue to hold at least a majority of the voting power of the shares of capital in the surviving or continuing corporation);

(b)               any sale of all or substantially all of the assets of the Company;

(c)                any other transaction or series of transactions pursuant to, or as a result of, which a single person (or group of affiliated persons) acquires (from the Company or directly from the shareholders of the Company) or holds shares of capital in the Company representing a majority of the Company outstanding voting power, including a Share Sale (as defined in the Shareholders Agreement), or

(d)               a sale (or multiple sales) of one or more subsidiaries of the Company (whether by way of merger, amalgamation, consolidation, reorganization or sale of all or substantially all assets or securities) which constitute all or substantially all of the consolidated assets of the Company and its subsidiaries; but not including an Initial Public Offering.

“Company” includes all affiliates (as such term is defined in the Business Corporations Act (Ontario) and/or subsidiaries of the Company at the relevant time.

“Confidential Information” means collectively, confidential and proprietary information and trade secrets belonging to the Company or relating to the Company’s activities, including but not limited to, financial information, customer and supplier information, technical information, techniques, processes, specifications, business plans, strategies, budgets, commercial agreements, information pertaining to negotiations, operations, inventions (whether or not patentable), discoveries, designs, studies, research, projections, computer programs or software, technology and information pertaining to the Company’s customers, suppliers, employees and/or Acquisition Targets.  The Executive acknowledges and agrees that the foregoing are only examples of the types of trade secrets, confidential and proprietary information that may be made known to the Executive by reason of her employment with the Company, and is not to be construed as an exhaustive list of such information.

“Customer” means any Person to which the Company, to the knowledge of the Executive, sold, supplied or offered for sale any product or service, (i) at the time of cessation of the Executive’s employment with the Company or, if such employment has not ceased, at the time of the Executive’s alleged breach of the applicable provisions of this Agreement, and/or (ii) at any time in the period which was the twelve (12) month period immediately preceding the cessation of the Executive’s employment or alleged breach of the applicable provisions of this Agreement by the Executive.

“Developments” means any discovery, invention, design, improvement, concept, design, specification, creation, development, treatment, computer program, method, process, apparatus, specimen, formula, formulation, product, hardware or firmware, any drawing, report, memorandum, article, letter, notebook and any other work of authorship and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and tangible embodiments relating to the foregoing, that:

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(a)                                 result or derive from the Executive’s employment with the Company or from the Executive’s knowledge or use of Confidential Information;

(b)                                 are conceived or made by the Executive (individually or in collaboration with others) in the discharge of her duties hereunder;

(c)                                  result from or derive from the use or application of the resources of the Company; or

(d)                                 relate to the business operations of the Company or the actual or demonstrably anticipated research and development by the Company.

“Disability” means in the event the Executive becomes physically or mentally ill or disabled to such an extent as to make the Executive unable to perform the duties associated with the Executive’s position on a consistent and substantive basis for a period of one hundred and twenty (120) consecutive days or an aggregate of one hundred and eighty (180) days in any twelve (12) month period, and such inability can reasonably be expected to continue beyond either such period.

“Good Reason” shall mean the occurrence of any of the following events without an Executive’s consent:

(i)                                     the relocation of the Executive’s principal workplace to a location that is more than fifty (50) kilometers from the Executive’s then current principal workplace;

(ii)                                  a reduction of 10% or more in the Executive’s Base Salary; or

(iii)                               a material diminution in the Executive’s job duties, responsibilities or authority.

“Person” means collectively or individually, any person, firm, business, corporation, partnership, joint venture, syndicate, association, governmental organization or authority, or any other type of entity or group, endowed or not with juridical personality

“Prospective Customer” means any person who in the twelve (12) months preceding the date of cessation of the Executive’s employment with the Company for any reason or, if such employment has not ceased, at the time of the Executive’s alleged breach of the applicable provisions of this Agreement,  was: (i) solicited by the Executive on behalf of the Company for any purpose relating to the Business; or (ii) solicited by the Company, with the Executive’s knowledge for any purpose relating to the Business.

“Territory” means each of (i) the Provinces of Ontario, Quebec, Newfoundland, Nova Scotia, New Brunswick, Manitoba, Alberta, Saskatchewan and British Columbia, and the States of Michigan, Ohio, Illinois, Indiana, Missouri, Wisconsin, Oklahoma, North Carolina, South Carolina, Delaware, Colorado, Virginia, Tennessee, Georgia, Maryland and Pennsylvania,  and (ii) any other Province or Territory of Canada or State of the United States of America in which the Company carries on the Business of the Company or in which the Company is pursuing an Acquisition Target at the time of cessation of the Executive’s employment for any reason, whether voluntary or involuntary, including by resignation.

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